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                                                                     EXHIBIT 3.1

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                IMRE CORPORATION


IMRE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follow:


        FIRST:     The name of the corporation is IMRE Corporation

        SECOND:    The corporation's original Certificate of Incorporation
was filed with the Secretary of State of the State of Delaware on October 21, 1981 under the name Immune Response Systems, Inc., and was subsequently amended on October 14, 1982, March 1, 1983, May 10, 1983, May 9, 1986, January 9, 1987, November 9, 1990, June 10, 1991 and December 21, 1994 (collectively, the "Amendments"), each time pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware.

        THIRD:     The Amended and Restated Certificate of Incorporation of
this corporation, in the form attached hereto as Exhibit A, integrates into a single instrument all of the provisions of the Amendments and further amends the Certificate of Incorporation, which further amendments have been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the corporation.

        FOURTH:    The Amended and Restated Certificate of Incorporation so
adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.

        IN WITNESS WHEREOF, IMRE Corporation has caused this Amendment and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary this 18th day of April, 1996.



                                        IMRE Corporation



                                        /s/ Jay D. Kranzler
                                        ---------------------------
                                            Jay D. Kranzler
                                            Chief Executive Officer

ATTEST:



/s/ Susan E. Feiner
- - -----------------------
    Susan E. Feiner
    Corporate Secretary

                                                [STATE OF DELAWARE STAMP]
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                                   EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                           CYPRESS BIOSCIENCE, INC.,
                             a Delaware Corporation


                                   ARTICLE I

The name of the corporation is Cypress Bioscience, Inc.


                                   ARTICLE II

The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is United States Corporation Company.


                                  ARTICLE III

The nature of the business and purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

The total number of shares of all classes of stock which the corporation shall have authority to issue is 75,000,000, 60,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock").

The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock shall have such designations and powers, preferences and rights, and such qualifications, limitations or restrictions thereof, as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock and which are permitted by law in respect of Preferred Stock.


                                   ARTICLE V

The name of the incorporator is Jack H. Halperin and his mailing address is 250 Park Avenue, New York, New York 10017.




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                                   ARTICLE VI

The following provisions are inserted for the regulation and conduct of the affairs of the corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers elsewhere conferred herein or in the By-laws of the corporation or conferred by law:

        1. The original By-laws of the corporation shall be adopted by the incorporator named in Article V. Thereafter, in furtherance and not in limitation or the powers conferred under the General Corporation Law of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter or repeal By-laws not inconsistent with law or with its Certificate of Incorporation.

        2. Election of directors need not be by written ballot, unless the By-laws of the corporation shall so provide.


                                  ARTICLE VII

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.





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